UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 25, 2006

Applied Micro Circuits Corporation

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-23193	94-2586591
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

215 Moffett Park Drive, Sunnyvale, California 94089

(Address of Principal Executive Offices)

(858) 450-9333

(Registrants telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (CFR 17 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (CRF 17 240.13e-4(c))

Item 2.02.	Results of Operation and Financial Condition.

On January 25, 2006, Applied Micro Circuits Corporation (the “Company”) announced its fiscal 2006 third quarter results. Subsequent to the announcement, the Company received notice from the national tax authority in Israel, which removed a substantial portion of a tax contingency that existed as of December 31, 2005 that the Company had previously recorded to account for exposures related to the tax holiday status of its Israeli subsidiary. As a result, the Company has increased the income tax benefit in the third quarter by $1.1 million and revised the previously reported net loss of $(534,000) to net income of $584,000. The previously reported basic and diluted earnings or loss per share of $0.00 for the three months ended December 31, 2005 remained unchanged by this adjustment. In addition, the previously reported net loss of $(11.2) million or $(0.04) per share for the nine months ended December 31, 2005 was revised to reflect a net loss of $(10.0) million or $(0.03) per share.

The information in this Item 2.02 is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that Section. The information in this Current Report shall not be incorporated by reference into any registration statement or other document filed with the Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

APPLIED MICRO CIRCUITS CORPORATION

Date: February 7, 2006	By:	/s/ Robert G. Gargus
Robert G. Gargus
Senior Vice President and Chief Financial Officer